Exhibit 10.2

EXECUTION COPY

INTERCREDITOR AGREEMENT

This Intercreditor Agreement dated as of October 3, 2006 (the “Agreement”) is by and among Hallmark Cards, Incorporated (“Hallmark”), Crown Media Holdings, Inc. and C M Intermediary, LLC (collectively “Crown”), Crown Media Distribution, LLC (“CMD”) and RHI Enterprises, LLC (“Buyer”).  Unless otherwise defined herein, all other capitalized terms used herein shall have the meanings given in the Library Agreement.

WHEREAS, Crown, CMD and Buyer have entered into that certain Purchase and Sale Agreement dated as of the date hereof (the “Library Agreement”) pursuant to which Buyer will acquire, among other things, the Films and the Film Rights; and

WHEREAS, pursuant to the Library Agreement, Crown will retain certain Residuals and Participation obligations with respect to exploitation of the Film Rights; and

WHEREAS, Crown, Hallmark and Buyer are entering into this Agreement as an inducement for Buyer to enter into the Library Agreement.

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the parties hereto agree as follows:

1.             Definitions:

“Bankruptcy Event” shall mean such time that Crown (i) files for bankruptcy, (ii) is declared insolvent, or is the subject of or debtor in any bona fide proceedings related to the liquidation, administration, provisional liquidation, insolvency or the appointment of a receiver or similar officer for any of them, (iii) passes a resolution for a voluntary liquidation of any of them, (iv) has a receiver or manager appointed over all or substantially all of the assets of any of them, (v) makes an assignment for the benefit of any of their creditors, or (vi) experiences an event analogous to any of the foregoing, including the marshalling of Crown assets, in any jurisdiction in which any of their assets or offices are situated.

“Hallmark Subsidiary” shall mean, any subsidiary of Hallmark other than Crown and its subsidiaries.

“Library Obligations” shall mean Crown’s obligation under the Library Agreement to pay for Participations and Residuals.

“Senior Obligations” shall mean, at any specified time and without duplication, any Library Obligations that (i) are due and not paid, (ii) are due and not paid by reason of a Bankruptcy Event or (iii) have or would have become due from and after the first date of a Bankruptcy Event pursuant to the terms of the Library Agreement as in effect on the date hereof, in each case, only if, and only to the extent, that such Library Obligations exceed $25 million.

“Subordinated Obligations” shall mean any loan, debt or other extension of credit payable by Crown to Hallmark or any of Hallmark’s Subsidiaries, whether now outstanding or accrued or advanced in the future.

2.             Subordination.  Hallmark agrees that the Subordinated Obligations shall be subordinate and subject in right of payment to the payment in full in cash of the Senior Obligations as set forth in this Agreement.

3.             Provisions Regarding Subordination:  Hallmark agrees that in the event of any Bankruptcy Event:

(a)           all Senior Obligations shall first be paid to Buyer before any payment or distribution is made on the principal, interest, fees, cost or expenses in connection with the Subordinated Obligations;

(b)           any payment or distribution of assets of Crown in respect of the Subordinated Obligations, whether in cash, property or securities to which Hallmark or Hallmark’s Subsidiaries would be entitled except for the provisions hereof, shall be paid or delivered directly to Buyer before any payment is made to Hallmark or Hallmark’s Subsidiaries to the extent necessary to pay in full the Senior Obligations remaining unpaid after giving effect to any concurrent payment or distribution to Buyer in respect of such Senior Obligations;

(c)           all payments or distributions upon or with respect to the Subordinated Obligations which are received by Hallmark or Hallmark’s Subsidiaries contrary to the provisions of this Agreement shall be deemed to be the property of the Buyer, shall be receive in trust for the benefit of the Buyer, shall be segregated from other funds and property held by Hallmark and Hallmark’s Subsidiaries and shall be forthwith paid over to the Buyer in the same form as so received (with any necessary endorsement) to be applied to the payment or repayment of the Senior Obligations until the Senior Obligations shall have been paid in full.

4.             Hallmark Rights.  Hallmark shall be entitled to assert as a defense to its obligation hereunder contractual defenses which Crown could have asserted to its obligation to pay the Senior Obligations.  To the extent that Hallmark or any Hallmark Subsidiary makes a payment pursuant to this Agreement and the Senior Obligations have been paid in full, Hallmark shall become subrogated to the related rights of Buyer against Crown.

5.             Notice.  All demands, notices and other communications which any party hereto may desire or may be required to give to any other party hereunder shall be in writing and shall be mailed, telecopied, or delivered to such other party at its address as follows:

If to Hallmark:

Hallmark Cards, Incorporated
2501 McGee Trafficway
PO Box 419126, Mail Drop No. 339
Kansas City, MO 64141

Attn:  General Counsel

Facsimile:  816-274-7171

If to Buyer:

Kelso & Company, L.P.
320 Park Avenue
24th Floor
New York, NY 10022
Attention:  James Connors
Telephone:  (212) 751-3939
Facsimile:  (212) 223-2379

with copy to

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention:  Raymond Y. Lin
Telephone:  (212) 906-1200
Facsimile:  (212) 751-4864

If to Crown:

Crown Media Holdings, Inc.
12700 Ventura Blvd
Studio City, CA  91302
Attn:  Charles Stanford, Esq.
Facsimile:  818-755-2469

or to any such party at such other address as shall be designated by such party in a written notice to each other party, complying as to delivery with the terms of this Section 5.  All such demands, notices, and other communications shall be effective when received or five business days after mailing, which is earlier.

6.             Miscellaneous.

(a)           No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Hallmark, Buyer and Crown.

(b)           This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(c)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be fully performed within the State of New York.

(d)           Hallmark agrees that it shall take whatever action is necessary to bind each of it subsidiaries to the terms of this Agreement and agrees to be responsible to Buyer for the performance by its subsidiaries of their obligations hereunder.

(e)           This Agreement is not transferable or assignable (except for an assignment from Buyer to an Affiliate or for the collateral assignment of Buyer’s rights under this Agreement to any Person providing financing related to the transactions contemplated by the Library Agreement).  This Agreement is intended for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)            Hallmark hereby consents to the sale of CMD to Buyer as contemplated by the Library Agreement and the release of the associated collateral under the Subordinated Obligations.

(g)           This Agreement shall terminate upon termination of the Library Agreement.

HALLMARK CARDS, INCORPORATED

By:	/s/ Donald J. Hall, Jr.
Name:	Donald J. Hall, Jr.
Title:	President & Chief Executive Officer

CROWN MEDIA HOLDINGS, INC.

By:	/s/ Charles L. Stanford
Name:	Charles L. Stanford
Title:	Executive Vice President, General Counsel

C M INTERMEDIARY, LLC

By:	/s/ Charles L. Stanford
Name:	Charles L. Stanford
Title:	Vice President

CROWN MEDIA DISTRIBUTION, LLC

By:	/s/ Charles L. Stanford
Name:	Charles L. Stanford
Title:	Vice President

RHI ENTERPRISES, LLC

By:	/s/ Peter von Gal
Name:	Peter von Gal
Title:	Authorized Signatory